Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Target Fund Service Providers” in the Joint Proxy Statement/Prospectus and “Financial Statements” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Tortoise Capital Series Trust.

We also consent to the incorporation by reference of our report dated January 29, 2024, with respect to the financial statements and financial highlights of Tortoise Pipeline & Energy Fund, Inc., Tortoise Energy Independence Fund, Inc., and Tortoise Power and Energy Infrastructure Fund, Inc., included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 4, 2024